UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Apollo Endosurgery, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications from Apollo Endosurgery, Inc., a Delaware corporation (the “Company” or “Apollo”), relating to the Agreement and Plan of Merger, dated November 29, 2022, by and among the Company, Boston Scientific Corporation, a Delaware corporation (“Boston Scientific”), and Textile Merger Sub, Inc., a Delaware corporation, and the proposed transactions thereunder:

1.	LinkedIn Post

2.	Twitter Post

Each item above was first used or made available on November 29, 2022.

LinkedIn Post

Apollo Endosurgery announced it has entered into a definitive merger agreement to be acquired by Boston Scientific. This transaction has been unanimously approved by the Apollo Board of Directors.

The transaction is subject to the satisfaction of customary closing conditions, including approval by a majority of Apollo’s stockholders and applicable regulatory approval, and is expected to close in the first half of 2023. Apollo Endosurgery released the announcement on Nov. 29, which contains important information about the transaction and should be read in its entirety.

https://ir.apolloendo.com/

Twitter Post

Apollo Endosurgery announced it has entered into an agreement to be acquired by Boston Scientific Corporation. This transaction has been unanimously approved by Apollo BOD and is subject to customary closing conditions. Read Apollo’s announcement: https://ir.apolloendo.com/